EXHIBIT 10.12
Black Hills Corporation
2015 Omnibus Incentive Plan
Restricted Stock Unit Agreement
(Effective for Awards granted on or after April 28, 2015)

Dear ________________:

Congratulations on your award under the Black Hills Corporation 2015 Omnibus Incentive Plan (the “Omnibus Plan”) and your participation in the Black Hills Corporation Nonqualified Deferred Compensation Plan (the “NDC Plan”) (collectively, the “Plans”). This Agreement and the Plans together govern your rights to the award and set forth all of the conditions and limitations affecting such rights. All capitalized terms shall have the meanings ascribed to them in the respective Plan unless specifically set forth otherwise herein. If there is any inconsistency between the terms of this Agreement and the terms of the Plans, the Plans’ terms shall supersede and replace the conflicting terms of this Agreement. By signing below, you agree to be bound by all the provisions of the Plans and this Agreement.

Overview of Your Award.

1.
Number of Restricted Stock Units Granted. _______ Restricted Stock Units ("RSUs”), each unit corresponding to one share of Black Hills Corporation common stock. Each RSU constitutes only an unsecured promise of the Company to deliver a share of common stock to the Participant under the terms of the NDC Plan. As a holder of RSUs, the Participant has only the rights of a general unsecured creditor of the Company.

2.	Date of Grant. __________

3.	Date of Vesting. Subject to continued employment under Section 4 below, the RSUs shall vest and become nonforfeitable in accordance with the following schedule (each date is a “Vesting Date”):

Shares	Date

____	_________
____	_________
____	_________

4.
Employment by the Company. This Restricted Stock Unit Award is awarded on the condition that the Participant remain in the employ of Black Hills Corporation and its Affiliates (the “Company”) from the Date of Grant through (and including) the Vesting Dates. The Award of these RSUs, however, shall not impose upon the Company any obligations to retain the Participant in its employ for any given period or upon any specific terms of employment.

5.
Termination of Employment by Reasons of Death or Disability, and Vesting in Connection with a Change in Control. In the event the Participant’s employment is terminated by reason of Death or Disability, or in the event of a Change in Control prior to any one of the Vesting Dates, all RSUs then unvested and outstanding shall immediately vest one hundred percent (100%), and, as soon as is administratively practicable, the awards shall be settled in accordance with Section 7.

"Change in Control" of the Company shall be deemed to have occurred (as of a particular day, as specified by the Board) upon the occurrence of any of the following events:

(a)
The acquisition in a transaction or series of transactions by any Person of Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the then outstanding shares of common stock of the Company; provided, however, that for purposes of this Agreement, the following acquisitions will not constitute a Change in Control: (A) any acquisition by the Company; (B) any acquisition of common stock of the Company by an underwriter holding securities of the Company in connection with a public offering thereof; and (C) any acquisition by any Person pursuant to a transaction which complies with subsections (c) (i), (ii) and (iii);

(b)
Individuals who, as of December 31, 2014 are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company's common shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(c)
Consummation, following shareholder approval, of a reorganization, merger, or consolidation of the Company, or a sale or other disposition of all or substantially all of the assets of the Company (each a “Business Combination”), unless, in each case, immediately following such Business Combination, all of the following have occurred: (i) all or substantially all of the individuals and entities who were beneficial owners of shares of the common stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more that fifty percent (50%) of the combined voting power of the then outstanding shares of the entity resulting from the Business Combination or any direct or indirect parent corporation thereof (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one (1) or more subsidiaries)(the

“Successor Entity”); (ii) no Person (excluding any Successor Entity or any employee benefit plan or related trust, of the Company or such Successor Entity) owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding shares of common stock of the Successor Entity, except to the extent that such ownership existed prior to such Business Combination; and (iii) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such Business Combination; or

(d)
Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with subsections (c) (i), (ii), and (iii) above.

(e)
A Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock as a result of the acquisition of common stock by the Company which, by reducing the number of shares of common stock then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of common stock by the Company, and after such stock acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional common stock which increases the percentage of the then outstanding common stock Beneficially Owned by the Subject Person, then a Change in Control shall occur.

(f)
A Change in Control shall not be deemed to occur unless and until all regulatory approvals required in order to effectuate a Change in Control of the Company have been obtained and the transaction constituting the Change in Control has been consummated.

Notwithstanding the above provisions of this definition, to the extent that any payment under the Agreement due to a Change in Control is subject to Code Section 409A for deferred compensation, then the term Change in Control shall be construed in a manner that is consistent with Code Section 409A(a)(2)(A)(v), but only to the extent inconsistent with the above provisions as determined by the Board.

6.	Forfeiture and Repayment.

(a)
In the event the Participant’s employment is terminated for reasons other than those described in Section 5 herein prior to the Vesting Dates, then all outstanding RSUs granted hereunder that are unvested shall immediately be forfeited by the Participant.

(b)	Without limiting the generality of Section 6(a), the Company reserves the right to cancel all Restricted Stock Units awarded hereunder, whether or not vested, and require the Participant to repay all income or gains previously realized in respect of such Restricted Stock Units, in the event of the occurrence of any of the following events:

(i)	termination of Participant’s employment for Cause;

(ii)
within one year following any termination of Participant’s employment, the Board determines that the Participant engaged in conduct before the Participant’s termination date that would have constituted the basis for a termination of employment for Cause;

(iii)	at any time during the Participant’s employment or the twelve month period immediately following any termination of employment, Participant:

(x)
publicly disparages the Company, any of its affiliates or any of its or their officers, directors or senior executive employees or otherwise makes any public statement that is materially detrimental to the interests or reputation of the Company, any of its affiliates or such individuals; or

(y)	violates in any material respect any policy or any code of ethics or standard of behavior or conduct generally applicable to Participant, including the Code of Conduct; or

(iv)
Participant engages in any fraudulent, illegal or other misconduct involving the Company or any of its affiliates, including but not limited to any breach of fiduciary duty, breach of a duty of loyalty, or interference with contract or business expectancy.

(c)
If the Board determines that the Participant’s conduct, activities or circumstances constitute events described in Section 6(b), in addition to any other remedies the Company has available to it, the Company may in its sole discretion:

(i)	cancel any Restricted Stock Units awarded hereby, whether or not vested; and/or

(ii)
require the Participant to repay an amount equal to all income or gain realized in respect of all such Restricted Stock Units. The amount of repayment shall include, without limitation, amounts received in connection with the delivery or sale of Shares associated with such Restricted Stock Units or cash paid in respect of any Restricted Stock Units.

There shall be no forfeiture or repayment under Section 6(b) following a Change-in-Control.

(d)
The Board, in its discretion, shall determine whether a Participant’s conduct, activities or circumstances constitute events described in Section 6(b) and whether and to what extent the Shares or Restricted Stock Units awarded hereby shall be forfeited by Participant and/or a Participant shall be required to repay an amount pursuant to Section 6(c). The Board shall have the authority to suspend the payment, delivery or settlement of all or any portion of such Participant’s outstanding Shares or Restricted Stock Units pending an investigation of a bona fide dispute regarding Participant’s eligibility to receive a payment under the terms of this Agreement as determined by the Board in good faith.

(e)	For purposes of applying this provision:

(i)	“Cause” means any of the following:

(u)	a Participant’s violation of his or her material duties to the Company or any of its affiliates, which continues after written notice from the Company or any affiliate to cure such violation;

(v)	Participant’s willful failure to follow the lawful written directives of the Board in any material respect;

(w)
Participant’s willful misconduct in connection with the performance of any of his or her duties, including but not limited to falsifying or attempting to falsify documents, books or records of the Company or any of its affiliates, making or delivering a false representation, statement or certification of compliance to the Company, misappropriating or attempting to misappropriate funds or other property of the Company or any of its affiliates, or securing or attempting to secure any personal profit in connection with any transaction entered into on behalf of the Company or any of its affiliates;

(x)
Participant’s breach of any material provisions of this Agreement or any other non-competition, non-interference, non-disclosure, confidentiality or other similar agreement executed by Participant with the Company or any of its affiliates;

(y)
conviction (or plea of nolo contendere) of the Participant of any felony, or a misdemeanor involving false statement, in connection with conduct involving the Company or any of its subsidiaries or affiliates; or

(z)	intentional engagement in any activity which would constitute or cause a breach of duty of loyalty, or any fiduciary duty to the Company or any of its subsidiaries or affiliates.

(ii)
“Code of Conduct” means any code of ethics or code of conduct now or hereafter adopted by the Company or any of its affiliates, including to the extent applicable the Company’s Employee Conduct and Disclosure Policy, as amended or supplemented from time to time, and the Company’s or subsidiary Risk Management Policies and Procedures, as amended, supplemented or replaced from time to time.

(f)
Participant agrees that the provisions of this Section 6 are entered into in consideration of, and as a material inducement to, the agreements by the Company herein as well as an inducement for the Company to enter into this Agreement, and that, but for Participant’s agreement to the provisions of this Section 6, the Company would not have entered into this Agreement.

7.	Settlement of RSU Award.

Settlement. The Company shall credit to Participant’s Account under the NDC Plan (or any successor Plan that may be adopted by the Company) as soon as practicable following the execution of this Agreement, the number of units specified above; provided, however, that any RSUs deferred remain subject to (a) the relevant Vesting Date for such portion of the Award and (b) any cancellation of the RSUs pursuant to Section 6. If the RSU does not vest, the deferral into the NDC Plan shall be null and void. The form and timing of payment with respect to any vested RSU shall be made pursuant to the terms and conditions of the NDC Plan.

Dividend and Stock Split Equivalents. For so long as Participant holds RSUs in his or her Account under the NDC Plan, at the time any dividend is paid with respect to a share of common stock or any forward stock split occurs, the Company shall pay to Participant on the same date (or as soon as practicable thereafter) in respect of each RSU held by the Participant as of the record date for such dividend or split an amount at the Company’s sole, absolute and unfettered discretion, in cash, common stock, or other property, or in a combination thereof, in each case having a value equal to the dividend or split. Such amounts shall vest and shall be paid at the same time as the underlying RSU award is settled.

8.
Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement and the NDC Plan is to be paid. The designation of a beneficiary shall be made in accordance with the beneficiary designation procedures specified in the NDC Plan.

9.
Transferability. The RSUs are not transferable by the Participant, whether voluntarily or involuntarily, by operation of laws or otherwise, except as provided in the Plans. If any assessment, pledge, transfer, or other disposition, voluntary or involuntary, of the RSUs shall be made, or it any attachment, execution, garnishment, or claim shall be issued against or placed upon the RSUs, then the Participant’s right to the RSUs shall immediately cease and terminate and the Participant shall promptly forfeit to the Company all RSUs awarded under this Agreement.

10.
Withholding. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy federal, state and local taxes (including Participant’s FICA obligation), domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement as specified under the NDC Plan.

11.
Requirements of Law. The issuance of Shares under the Plans following settlement of the RSUs shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.
Inability to Obtain Authorization. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained.

13.
Severability. In the event any provision of this Agreement shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

14.
Continuation of Employment. This Agreement shall not confer upon the Participant any right to continuation of employment by the Company, nor shall this Agreement interfere in any way with the Company’s right to terminate the Participant’s employment at any time, for any reason. Participant further agrees that awards made pursuant to this Agreement are discretionary, and do not constitute a benefit which the Company is obligated to make available to Participant, and therefore, nothing in this Agreement shall be deemed to constitute a contract of employment, or otherwise alter the at-will employment relationship between Participant and the Company.

15.
Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of South Dakota without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in South Dakota and agree that such litigation shall be conducted in the courts of Pennington County or the federal courts of the United States for the District of South Dakota, Western Division.

16.
Miscellaneous. The Plans may be amended at any time, and from time to time, by a written instrument approved by the Board of Directors of Black Hills Corporation. No termination, amendment or modification of the Plans shall adversely affect in any material way any Award previously granted under the Plans, without the written consent of the Participant holding such Award, except as required by law.

The Plans and this Agreement are binding upon Participant, as well as his/her heirs, executors, personal representatives, trustees, attorneys, agents, administrators, and successors.

17.
Six Month Delay. Notwithstanding any provision in this Agreement to the contrary, if the payment of any benefit under the NDC Plan that was credited pursuant to this Agreement would be subject to additional taxes and interest under Code Section 409A because the timing of such payment is not delayed as provided in Section 409A for a “specified employee” (within the meaning of Section 409A), then if the Executive is a “specified employee”, any such payment that the executive would otherwise be entitled to receive during the first six months following the date of termination of employment shall be accumulated and paid or provided, as applicable, within sixty (60) days after the date, that is six months following the date of termination of employment, or such earlier date upon which such amount can be paid or provided under Section 409A without being subject to such additional taxes and interest such as, for example, upon the death of Participant.

Please refer any questions you may have regarding your RSU award to Roxann R. Basham, Vice President Governance and Corporate Secretary. Once again, congratulations on receipt of your award.

Sincerely,

Roxann R. Basham
Vice President Governance and Corporate Secretary

Please acknowledge your agreement to participate in the Plans and this Agreement, and to abide by all of the governing terms and provisions, by signing the following representation:

Agreement to Participate

By signing a copy of this Agreement and returning it to Roxann R. Basham, Vice President Governance and Corporate Secretary of Black Hills Corporation, I acknowledge that I have read the Plans, and that I fully understand all of my rights under the Plans, as well as all of the terms and conditions which may limit my eligibility to exercise this Award. Without limiting the generality of the preceding sentence, I understand that my right to exercise this Award is conditioned upon my continued employment with Black Hills Corporation or its Subsidiaries.

_________________________________________